Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 5,313,261,120.09	0.0001381	$ 733,761.36
Fees Previously Paid
	Total Transaction Valuation:	$ 5,313,261,120.09
	Total Fees Due for Filing:			$ 733,761.36
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 733,761.36
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) This valuation assumes the acquisition of up to 57,986,043 Medtronic Ordinary Shares, par value $0.0001 per share (Medtronic Ordinary Shares), of Medtronic plc, an Irish public limited company (Medtronic), in exchange for (i) up to 225,361,295 shares of common stock, par value $0.01 per share (MiniMed Common Stock), of MiniMed Group, Inc., a Delaware corporation (MiniMed), pursuant to the exchange offer (the Exchange Offer) described in the prospectus forming a part of the registration statement filed by MiniMed on Form S-4 (Registration No. 333-298914), relating to the transactions described in the Schedule TO with which this exhibit is filed, plus (ii) if the Exchange Offer is oversubscribed, up to an additional 27,452,053 shares of MiniMed Common Stock that may be exchanged by Medtronic in the Exchange Offer pursuant to Rule 13e-4(f)(1)(ii) and Rule 14e-1(b) under the Securities Exchange Act of 1934, as amended (the Exchange Act). This valuation, estimated solely for the purpose of calculating the filing fee pursuant to Rule 0-11(a)(4) under the Exchange Act, is based on the product of (i) $91.63, the average of the high and low prices of Medtronic Ordinary Shares as reported on the New York Stock Exchange (the NYSE) on September 11, 2026 and (ii) 57,986,043, the maximum number of Medtronic Ordinary Shares to be acquired in the Exchange Offer (based on the indicative exchange ratio of 4.3599 shares of MiniMed Common Stock per Medtronic Ordinary Share in effect following the close of trading on the NYSE and The Nasdaq Global Select Market on September 11, 2026, based on the daily VWAPs of Medtronic Ordinary Shares and MiniMed Common Stock on September 9, September 10 and September 11). The amount of the filing fee, calculated in accordance with Rule 0-11 under the Exchange Act, as modified by Order Making Fiscal Year 2026 Annual Adjustments to Registration Fee Rates (Release Nos. 33-11384, 34-103768 August 25, 2025), equals $138.10 per million dollars of the Transaction Valuation.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		S-4	333-298914	09/14/2026		$ 733,761.36
Fee Offset Sources	2	MiniMed Group, Inc.	S-4	333-298914		09/14/2026		$ 733,761.36
Explanation of the basis for claimed offset:
[1]	Previously paid with Registration Statement on Form S-4 (No. 333-298914), filed by MiniMed Group, Inc. with the U.S. Securities and Exchange Commission on September 14, 2026, in connection with the transaction reported hereby.

Offset Note
[2]	Previously paid with Registration Statement on Form S-4 (No. 333-298914), filed by MiniMed Group, Inc. with the U.S. Securities and Exchange Commission on September 14, 2026, in connection with the transaction reported hereby.